Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of FlowStone Opportunity Fund of our report dated June 1, 2021, relating to the financial statements and financial highlights, which appears in FlowStone Opportunity Fund’s Annual Report on Form N-CSR for the year ended March 31, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 31, 2022